UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a party other than the Registrant [X]

Check the appropriate box:

[   ]   Preliminary Proxy Statement

[   ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[   ]   Soliciting Material Under Rule 14a-12

THE EASTERN COMPANY
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC,

BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., HILCO, INC., JAMES A. MITAROTONDA

AND MICHAEL A. MCMANUS, JR.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[   ]   Fee paid previously with preliminary materials.

[   ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the 2015 annual meeting of shareholders (the “Annual Meeting”) of The Eastern Company. The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominees at the Annual Meeting.

Item 1. On May 14, 2015, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE

May 14, 2015

Egan-Jones Recommends Shareholders Vote the White Proxy Card for the Barington Group’s
Nominees at The Eastern Company’s 2015 Annual Meeting

Joins with Glass Lewis in Supporting Both Barington Group Nominees

Believes the Company’s Value Potential is Not Being Realized under its Current Board of Directors and that the Board would Benefit from the Additional Skills and Experience of the Barington Group’s Nominees

New York, New York, May 14, 2015 – The Barington Group, a significant long-term shareholder of The Eastern Company (NASDAQ: EML), today announced that it has received the support of Egan-Jones Proxy Services, one of the top independent proxy advisory firms in the United States, for the election of its two highly qualified director nominees to the Eastern Board of Directors at the May 20th Annual Meeting of Shareholders.

In its report, Egan-Jones states, “We believe that support for voting the Dissident ballot is merited and that voting the dissident ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders.”  Egan-Jones also states, “We believe that the Company’s value potential is not being realized under its current Board of Directors. We believe that the current Board’s failure to address board and management renewal has put the Company in significant risk.  We are also concerned that there may be other equally important issues that may have been overlooked.  The Barington Group is committed to seeking to enhance the long-term value of the Company’s common stock and ensuring that shareholder interests are represented in the boardroom, we recommend support for their director nominees.”

Barington Group nominee James A. Mitarotonda, commenting on the report, stated, “Egan-Jones Proxy Services has expressed what we are hearing from many of our fellow Eastern shareholders – that the Company would benefit from the skills and experience of our nominees who are committed to helping improve long-term value and protecting shareholder interests at Eastern.  As Egan-Jones rightfully notes, this is a critical time for the Company.  We strongly encourage all Eastern shareholders to follow the recommendation of proxy advisory firms Egan-Jones and Glass Lewis and vote for the Barington Group’s nominees on our WHITE proxy card.  With your support, we are confident that the 2015 Annual meeting can mark the beginning of a new era at Eastern.”

Please help us build a better future for Eastern by voting the Barington Group's WHITE proxy card today!  Please feel free to call our proxy solicitor, MacKenzie Partners, toll free at (800) 322-2885 if you need any assistance voting your shares.  To find out more about the Barington Group’s plans to help improve long-term value and corporate governance at Eastern, please visit: www.barington.com/eastern.html.

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About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  The Fund invests in undervalued publicly traded companies that Barington believes could appreciate significantly in value as a result of a change in corporate strategy or from various operational, financial or corporate governance improvements.  Barington has substantial experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Spartech Corporation, OMNOVA Solutions Inc. and A. Schulman, Inc.  Barington represents a group of shareholders that collectively owns over 5.2% of the outstanding shares of common stock of The Eastern Company.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT www.barington.com/eastern.html OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

CONTACT:

Jared L. Landaw

Chief Operating Officer

Barington Capital Group, L.P.

(212) 974-5713

SOURCE:

The Barington Group

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